[Letterhead of Oppenheimer Wolff & Donnelly LLP]

Plaza VII
45 South Seventh Street, Suite 3300
Minneapolis, MN 55402-1609

612.607.7000
Fax 612.607.7100

August 25, 2000

Merrill Corporation
and the Guarantors Named in the Registration Statement
(other than FMC Resource Management Corporation)
One Merrill Circle
St. Paul, Minnesota 55108

Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

    We have acted as counsel to Merrill Corporation, a Minnesota corporation (the "Company"), and its subsidiary guarantors (collectively, the "Guarantors"), named as additional registrants in the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission, with respect to the registration by the Company and the Guarantors of the resale of up to $15,157,000 aggregate principal amount of the Company's 12% Series A Senior Subordinated Notes due 2009 (the "Notes") and guarantees by the Guarantors (the "Subsidiary Guarantees") on behalf of a certain selling noteholder named therein (the "Selling Noteholder"), which Notes and Subsidiary Guarantees may be offered for resale by the Selling Noteholder from time to time as described in the Registration Statement.

    In acting as counsel for the Company and the Guarantors and arriving at the opinion expressed below, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

    Based upon and subject to the foregoing, we are of the opinion that the Notes and Subsidiary Guarantees being registered for resale by the Selling Noteholder under the Registration Statement have been duly authorized and validly issued by the Company and each of the Guarantors (other than FMC Resource Management Corporation, of which we give no opinion). The Notes are legally binding obligations of the Company, and the Subsidiary Guarantees, assuming the Subsidiary Guarantees have been duly authorized, executed and delivered by FMC Resource Management Corporation, are legally binding obligations of each of the Guarantors, subject to (a) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors generally and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies), regardless of whether considered in a proceeding at law or in equity:

    We express no opinion herein other than as to the General Corporation Law of the State of Delaware, the laws of the State of New York, State of Minnesota and the federal laws of the United States.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as part of the Registration Statement, and to the use of our name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

Very truly yours,
OPPENHEIMER WOLFF & DONNELLY LLP
/s/ Oppenheimer Wolff & Donnelly LLP